Exhibit 99.1

CONTACT:         FOR IMMEDIATE RELEASE
Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President & Treasurer
(203) 661-1926, ext. 6619

Blyth, Inc. Prices Offering of $50 Million of Senior Notes

GREENWICH, CT, USA, May 8, 2013: Blyth, Inc. (NYSE: BTH) announced today the pricing of $50 million aggregate principal amount of 6.00% Senior Notes due 2017 (the “Notes”). The Company anticipates that the settlement of the Notes will take place on or about May 10, 2013, subject to customary closing conditions. The Company intends to use the proceeds from the Notes, together with available cash, for the repayment of the Company's 5.5% Senior Notes due on November 1, 2013.

The Notes are being offered only to “qualified institutional buyers” in the United States as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes will not be and have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is being issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “anticipates,” “intends,” “expects,” “believes” and “will,” and similar words and phrases. Forward-looking statements are subject to a number of factors that could cause actual results and/or the timing of events to differ materially from those set forth in this press release, including, among others, whether or not we will consummate the issuance of the Notes and the uses of proceeds from the sale of the Notes. Additional information about the risk factors to which we are exposed and other factors that may adversely affect these forward-looking statements is contained in our reports and filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Investors should not place undue reliance on forward-looking statements as predictions of future results. We undertake no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release except as otherwise required by law.

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